Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Incentive Plan, the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Tocagen Inc. of our report dated March 9, 2017 (except for paragraphs 3 through 7 in Note 14, as to which the date is March 31, 2017), with respect to the financial statements of Tocagen Inc. included in its Registration Statement (Form S-1 333-216574), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 13, 2017